UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

CHESAPEAKE ENERGY CORPORATION

6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 4, 2004

TO OUR SHAREHOLDERS:

The 2004 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at The Waterford Marriott Hotel, Grand Ballroom A, 6300 Waterford Boulevard, Oklahoma City, Oklahoma, on Friday, June 4, 2004 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect three directors to serve for three-year terms;

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock;

3.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of preferred stock; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on April 8, 2004 are entitled to notice of and to vote at the meeting. A complete list of shareholders entitled to vote at the meeting will be available for examination by any shareholder at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

The accompanying proxy statement contains information regarding the matters to be considered at the meeting. The Board of Directors recommends a vote “FOR” the matters being voted upon.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number shown on the proxy card;
•	Use the Internet web site shown on the proxy card; or
•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Secretary

Oklahoma City, Oklahoma

April 27, 2004

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 4, 2004

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), for use at the Annual Meeting of Shareholders of the Company (the “Meeting”) to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the Meeting.

This proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2003 are being mailed on or about April 26, 2004 to shareholders of record as of April 8, 2004. Shareholders are referred to the Annual Report for information concerning the activities of the Company.

Shareholders Entitled to Vote

The Board of Directors has established April 8, 2004 as the record date (the “Record Date”) to determine shareholders entitled to notice of and to vote at the Meeting. At the close of business on the Record Date, there were 241,942,802 shares of our common stock outstanding and entitled to vote at the Meeting. Each share is entitled to one vote. The holders of a majority of the outstanding common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Meeting.

Proxies and Voting Procedures

Most shareholders can vote their shares by (i) placing a toll-free telephone call from the U.S. or Canada; (ii) using the Internet; or (iii) mailing their signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a participant in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan or the Nomac Drilling 401(k) Plan, you will receive our proxy card for all shares you own through the plan. That proxy card will serve as a voting instruction card for the trustee of the plan. If you do not vote this proxy, the trustee will not vote the plan shares credited to your plan account.

Each proxy properly completed and returned to the Company in time for the Meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors and FOR approval of the amendments to our Certificate of Incorporation listed on the proxy.

Proxies may be revoked at any time prior to the voting of the proxy by (i) the execution and submission of a revised proxy, (ii) written notice to the Secretary of the Company, or (iii) voting in person at the Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Meeting. Your attendance at the Meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee in revoking your previously voted proxy.

Required Vote

The election of the director nominees will be by plurality vote (that is, the three nominees receiving the greatest number of votes will be elected). However, you may not cast more than one vote per share for each nominee. The affirmative vote of holders of a majority of the outstanding shares of common stock will be required for approval of the amendments to our Certificate of Incorporation to increase the number of authorized shares of common stock and preferred stock. The Secretary will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the Meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Meeting; (ii) to treat abstentions as shares represented at the Meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes. Under the rules of the New York Stock Exchange (the “NYSE”), brokers who hold shares on behalf of their customers have the authority to vote on routine proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the election of directors and for the proposal to amend our Certificate of Incorporation to increase our authorized common stock but is not empowered to vote your shares on the proposal to amend our Certificate of Incorporation to increase our authorized preferred stock in the absence of specific instructions from you.

We will announce preliminary voting results at the Meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2004.

Cost of Proxy Solicitation

The cost of soliciting proxies in the enclosed form will be borne by the Company. We have retained The Proxy Advisory Group of Strategic Stock Surveillance, LLC to assist in the solicitation of proxies for a fee of $10,000, plus out-of-pocket expenses. In addition, officers, employees or agents of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or other means of communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2003 Annual Report are available on our website at www.chkenergy.com.

Householding

Based on rules adopted by the Securities and Exchange Commission, certain shareholders who share the same last name and address will receive only one copy of the proxy materials. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you hold your shares in street name and would like additional copies of the proxy materials, please contact your broker. If you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker as well. The Company does not currently use householding for record holders. In the future, if we decide to use householding, record holders will be notified in advance and given the opportunity to request to continue receiving multiple copies of materials in the same household.

VOTING ITEM 1

ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at seven, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock Certificates of Designation. Our Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the Meeting.

The Board of Directors has nominated Tom L. Ward and Frederick B. Whittemore for re-election as directors. The Board of Directors has also nominated Frank A. Keating for election as a director. Governor Keating was appointed to the Board of Directors on June 5, 2003. Upon election, Messrs. Ward, Whittemore and Keating would serve for terms expiring at the 2007 Annual Meeting of Shareholders and, in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms at the 2005 or 2006 Annual Meeting of Shareholders, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the three nominees. The Board of Directors expects that each of the nominees will be available for election but, in the event that any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

INFORMATION REGARDING NOMINEES AND DIRECTORS

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the Meeting.

Directors Whose Terms Expire in 2004

Frank A. Keating, 59, has been a director of the Company since June 2003. Governor Keating has been the President and CEO of the American Council of Life Insurers, a large trade organization based in Washington, D.C., since January 2003. Governor Keating became a special agent in the Federal Bureau of Investigation in 1966 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981 Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985 he began seven years of service in the Ronald Reagan and George H. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and as General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. Governor Keating is a director of American Management Systems, Incorporated, a business and information technology consulting firm in Fairfax, Virginia. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Tom L. Ward, 44, has served as President, Chief Operating Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. Ward was an independent producer of oil and gas in affiliation with

Aubrey K. McClendon, the Company’s Chairman and Chief Executive Officer. Mr. Ward is a member of the Board of Trustees of Anderson University in Anderson, Indiana. Mr. Ward graduated from the University of Oklahoma in 1981.

Frederick B. Whittemore, 73, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley Dean Witter & Co. since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley Dean Witter & Co. from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore is a director of Maxcor Financial Group Inc., New York and KOS Pharmaceuticals, Inc., Miami, Florida. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

Directors Whose Terms Expire in 2005

Aubrey K. McClendon, 44, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas in affiliation with Tom L. Ward, the Company’s President and Chief Operating Officer. Mr. McClendon is a member of the Board of Visitors of the Fuqua School of Business at Duke University. Mr. McClendon graduated from Duke University in 1981.

Shannon T. Self, 47, has been a director of the Company since 1993. He is a shareholder and co-founder of the law firm of Commercial Law Group, P.C., formerly Self, Giddens & Lees, Inc., a professional corporation, in Oklahoma City. Mr. Self was an associate and shareholder in the law firm of Hastie and Kirschner, Oklahoma City, from 1984 to 1991 and was employed by Arthur Young & Co. from 1979 to 1980. Mr. Self is a member of the Law Board of Northwestern University School of Law, a director of Piedra Capital, Ltd., a money management firm in Houston, Texas; Critical Technologies, Inc., a computer software company in Edmond, Oklahoma, and mVault, L.L.C., a service company to the residential mortgage industry in Edmond, Oklahoma. Mr. Self is a Certified Public Accountant. He graduated from the University of Oklahoma in 1979 and from Northwestern University Law School in 1984.

Directors Whose Terms Expire in 2006

Breene M. Kerr, 75, has been a director of the Company since 1993. He is President of Brookside Company, Easton, Maryland. Mr. Kerr founded Kerr Consolidated, Inc. in 1969 and was the chief executive officer until 1996 when it was sold. The company operated heavy duty truck dealerships in Oklahoma, a truck leasing firm and various real estate interests. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained a senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981 and was a member of its audit committee from 1973 to 1981. He was a director and audit committee member of Pan-American Properties from 1987 to 1990. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C. and the Woods Hole Oceanographic Institution in Woods Hole, Massachusetts, and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

Charles T. Maxwell, 72, has been a director of the Company since September 2002. From 1999 to the present, Mr. Maxwell has been the Senior Energy Analyst at Weeden & Co., an institutional research and brokerage firm located in Greenwich, Connecticut. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for Mobil Oil Corporation for twelve years in the U.S., Europe, the Middle East and Africa. In 1968, Mr. Maxwell joined C.J. Lawrence, an institutional research and brokerage firm, as an oil analyst and was ranked by Institutional Investor magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986.

He rose to the position of Managing Director of C. J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. In addition, for the past 20 years he has been an active member of an Oxford (UK)-based organization comprised of OPEC officials and oil industry executives from 30 countries who meet twice a year to discuss trends in the energy industry. Mr. Maxwell is a director of Tipperary Corporation, an independent energy company in Denver, Colorado; Lescarden, Inc., a biotechnology company in New York; and American Distributed Generation Inc., a privately held company in Waltham, Massachusetts. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

PROPOSALS TO AMEND CERTIFICATE OF INCOROPORATION TO INCREASE

AUTHORIZED CAPITAL STOCK

The Board of Directors has unanimously approved and recommends that the shareholders authorize amendments to the Company’s Certificate of Incorporation to increase the number of authorized shares of common stock, par value $.01 per share, from 350,000,000 to 500,000,000 shares and shares of preferred stock, par value $.01 per share, from 10,000,000 to 20,000,000 shares.

The Board of Directors believes that the proposed increases to authorized common stock and preferred stock are essential to the continued success of the Company’s growth and consolidation strategy. It is the intention of the Board of Directors to use the additional shares of common stock and preferred stock for capital raising, acquisitions, equity compensation plans and other proper corporate purpose. The Board of Directors has no intention to use the additional shares of preferred stock being proposed to discourage or impede an attempt to acquire or otherwise change control of the Company or to make it more difficult to remove incumbent directors from office. Specifically, the Board does not intend to issue any of the additional shares of preferred stock being proposed with super-voting rights to deter a takeover attempt that it determined would be in the best interests of the shareholders.

An increase in authorized shares is necessary at this time because the Company has nearly depleted the amount of common and preferred shares available for future issuance.

The current authorized common stock of the Company is 350,000,000 shares. As of the Record Date, there were 241,942,802 shares of common stock issued and outstanding; 36,067,796 shares of common stock reserved for issuance upon the award of restricted stock or the exercise of options to purchase common stock under the Company’s stock compensation plans for directors, employees and consultants; 71,152,845 shares of common stock reserved for issuance upon the conversion of outstanding shares of the Company’s convertible preferred stock; and 422,527 shares of common stock reserved for issuance upon the exercise of warrants the Company assumed as part of its acquisition of Gothic Energy Corporation in January 2001. Based on the number of outstanding and reserved shares of common stock described, the Company currently has approximately 414,000 shares of common stock remaining available for issuance.

The current authorized preferred stock of the Company is 10,000,000 shares. As of the Record Date, there were 9,636,050 shares of preferred stock issued and outstanding (2,997,800 shares of 6.75% cumulative convertible preferred stock, 4,600,00 shares of 6.0% cumulative convertible preferred stock, 1,725,000 shares of 5.0% cumulative convertible preferred stock and 313,250 shares of 4.125% cumulative convertible preferred stock) and 350,000 shares of preferred stock reserved for issuance under the Company’s Share Rights Plan. Subtracting these outstanding and reserved shares from the shares authorized, the Company currently has 13,950 shares of preferred stock remaining available for issuance.

Execution of the Company’s business strategy requires that common stock and preferred stock be available for financings and acquisitions and other proper corporate purposes.

The additional common stock and preferred stock would be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. These purposes are, primarily, issuances in public or private offerings for cash in connection with cash acquisitions or for use in the operations of the Company and as consideration in acquiring other companies or assets with stock. From 1998 to the present, the Company has issued 69.0 million shares of common stock and 14.2 million shares of convertible preferred stock in eight public and private offerings for cash. In addition, over the same time period, we have issued an additional 44.8 million shares of common stock as consideration for corporate and asset acquisitions. Such issuances have financed a portion of approximately $3.6 billion of corporate or asset acquisitions. Please refer to the “Performance Data” included elsewhere in this proxy statement for our common stock price performance over this same period. Other corporate purposes for common stock include stock splits, stock dividends, equity compensation plans for directors, employees and consultants and conversion rights afforded to holders of preferred stock or debt instruments that may be issued in the future.

Available authorized capital increases the Company’s flexibility in responding to acquisition opportunities and favorable market conditions.

The Board of Directors believes that the proposed increases in authorized shares of common stock and undesignated preferred stock are desirable to enhance the Company’s flexibility in managing the Company’s capitalization, raising capital, engaging in future acquisitions and structuring appropriate equity compensation. The proposed amendments will allow the Company to accomplish these objectives quickly. The Board determines whether, when and on what terms to issue shares of common stock and preferred stock, including the additional shares proposed to be authorized, unless shareholder approval is required under Oklahoma corporate law or by the rules of any national securities exchange on which our stock is then listed or the terms of any outstanding series of preferred stock or other agreements.

The Company is constantly evaluating acquisition candidates and considering different capital raising alternatives to finance acquisitions. This is an ongoing part of the Company’s opportunistic consolidation and growth strategy. The Company has not entered into any agreement to sell its equity securities at this time or to make an acquisition utilizing common or preferred stock. However, opportunities requiring prompt action may arise, such as favorable market conditions existing for the sale of common stock or a particular type of preferred stock. In addition, competition for acquisitions we consider sometimes requires us to act quickly or lose the opportunity. The Board of Directors believes the delay and expense in seeking shareholder approval for a specific issuance of preferred stock or approval of additional authorized common stock could deprive the Company and its shareholders of the ability to benefit effectively from such an opportunity and/or cause the loss of attractive acquisitions or financing arrangements.

The proposed additional shares will be like the common and preferred stock currently authorized.

The additional common stock to be authorized will have rights identical to the currently outstanding common stock of the Company. The proposed amendment will not affect the par value of the common stock or preferred, which will remain at $.01 per share, nor will it affect any outstanding series of the Company’s preferred stock. Under the Company’s Certificate of Incorporation, shareholders do not have preemptive rights to subscribe to additional securities which may be issued by the Company. This means that current shareholders do not have a prior right to purchase any new issue of the Company’s capital stock in order to maintain their proportionate ownership of common stock.

The additional 10,000,000 shares of preferred stock proposed to be authorized will be undesignated as is the case with respect to the currently authorized preferred stock. The Board of Directors will be empowered to issue the additional preferred stock without any future shareholder action (unless otherwise required) in one or more series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board includes, among other things, establishing the number of shares constituting a series, dividend rights (including the amount and nature thereof), voting rights (in addition to the rights provided by applicable law), conversion or exchange privileges, redemption features, sinking fund provisions, conditions or restrictions on specified actions of the Company, and rights in the event of voluntary or involuntary liquidation, dissolution or winding up of the Company.

The issuance of additional common or preferred stock could have certain adverse effects on existing shareholders and could be used as a takeover deterrent.

If the Company issues additional shares of common stock or other securities convertible into common stock in the future, it could dilute the voting rights of existing holders of common stock and could also dilute earnings per share and book value per share of existing common shareholders. The increase in authorized common stock could also discourage or hinder efforts by other parties to obtain control of the Company, thereby having an anti-takeover effect.

It is not possible to state the effects of the proposed amendment to increase the authorized shares of preferred stock upon the rights of holders of common stock until the Board determines the respective rights of the holders of one or more series of preferred stock. However, the issuance of shares of preferred stock pursuant to the Board’s authority described above may adversely affect the rights of the holders of common stock. Specifically, the effects of such issuances of preferred stock could include (i) reduction of the amount of cash otherwise available for payment of dividends on common stock, (ii) restrictions on dividends on common stock, (iii) dilution of the voting power of common stock, and (iv) restrictions on the rights of holders of common stock to share in the Company’s assets on liquidation until satisfaction of any liquidation preference granted to the holders of such subsequently designated series of preferred stock. For example, preferred stock issued by the Company will likely rank senior to the common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights, and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock could decrease the amount of earnings and assets allocable to or available for distribution to holders of common stock and adversely affect the rights and powers, including voting rights of the common stock, and may discourage bids for the common stock or may otherwise adversely affect the market price of the common stock.

Although the Board of Directors has no intention to do so, the Board will have the authority to issue common stock and/or preferred stock in a manner that could make it more difficult, or discourage an attempt, to obtain control of the Company by means of a merger, tender offer, proxy contest, or other method. Such an occurrence, in the event of a hostile takeover, may have an adverse impact on shareholders who may wish to participate in such offer. For example, such shares could be used to create a substantial voting block favorable to the Board of Directors, to effect an acquisition that would preclude a potential acquiror from gaining control, or dilute the voting power of a potential acquiror. The Board of Directors is not aware of any effort by any person to obtain control of the Company in a hostile manner and does not contemplate the issuance of authorized shares for the foregoing purposes.

If both proposed amendments to the Certificate of Incorporation described in this proxy statement are approved by the shareholders, it is expected that the amendments will be filed with the Secretary of State of the State of Oklahoma on June 7, 2004, and the first sentence of Article IV of the Certificate of Incorporation will be amended and restated to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Twenty Million (520,000,000) shares consisting of Twenty Million (20,000,000) shares of Preferred Stock, par value $.01 per share, and Five Hundred Million (500,000,000) shares of Common Stock, par value $.01 per share.”

VOTING ITEM 2

PROPOSAL TO AMEND CERTIFICATE OF INCOROPORATION TO INCREASE

AUTHORIZED COMMON STOCK

The Board of Directors believes that approval and adoption of the proposed amendment to Article IV to increase the number of shares of common stock is in the best interests of the Company and its shareholders. THE

BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED COMMON STOCK TO 500,000,000 SHARES. The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required for adoption of the amendment.

VOTING ITEM 3

PROPOSAL TO AMEND CERTIFICATE OF INCOROPORATION TO INCREASE

AUTHORIZED PREFERRED STOCK

The Board of Directors believes that approval and adoption of the proposed amendment to Article IV to increase the number of shares of undesignated preferred stock is in the best interests of the Company and its shareholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSED AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED PREFERRED STOCK TO 20,000,000 SHARES. The affirmative vote of the holders of a majority of the outstanding shares of common stock will be required for adoption of the amendment.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity that an effective corporate governance environment plays in the Board’s ability to adequately oversee, advise and monitor the Company. The Board has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which are posted on the Company’s website at www.chkenergy.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chkenergy.com under the Corporate Governance caption. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment.

Communications to the Board

The Company has established a Director Access Line whereby shareholders wishing to communicate directly with our directors may leave telephone messages for them individually or as a group. The Director Access Line number is 1-877-743-7283 (organization code 80002). Alternatively, shareholders can send written communications as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Secretary

6100 N. Western Avenue

Oklahoma City, OK 73118

All calls received by the Director Access Line will be reported promptly to the Company’s Secretary. Depending upon the subject matter of the communication, the Secretary will:

•	Handle the inquiry where director input is not deemed necessary, such as a request for information about the Company;

•	Forward the communication to the directors; or

•	Not forward the communication if it clearly relates to an inappropriate or irrelevant topic.

A report of all communications and their disposition will be provided to the directors at the next regular quarterly meeting of the Board.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2003, the Board of Directors held five meetings in person and five meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The Board of Directors has a standing Compensation Committee, an Audit Committee, and a Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 80% of the Board and committee meetings held while serving as a director or committee member in 2003. Our non-management directors meet at regularly scheduled executive sessions at least quarterly. It is the Company’s policy that a majority of the directors be in attendance at all annual meetings of shareholders. All but one of the directors attended the Company’s 2003 annual meeting.

Compensation Committee

The duties and objectives of the Compensation Committee are described under “Report of the Compensation Committee on Executive Compensation” below. Messrs. Whittemore and Maxwell served on the Compensation Committee in 2003. The Compensation Committee held two meetings during 2003. Both of the Committee members are independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chkenergy.com.

The Employee Compensation Committee, comprised of Messrs. McClendon and Ward, administers the Company’s compensation program with respect to all employees who are not executive officers. The Employee Compensation Committee held two meetings during 2003.

Audit Committee

The duties and the objectives of the Audit Committee are described under “Audit Committee Report” below. Messrs. Kerr, Keating and Maxwell served on the Audit Committee in 2003. The Committee held eight meetings during 2003. All of the committee members are independent, as determined by the Board in accordance with Section 10A of the Securities Exchange Act of 1934 and the NYSE corporate governance listing standards. Messrs. Kerr and Maxwell have been designated by the Board as “audit committee financial experts” as defined in Item 401(h) of Regulation S-K. For the relevant experience of Messrs. Kerr and Maxwell, please refer to their respective biographies set forth herein.

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. Messrs. Kerr and Whittemore serve on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met twice in 2003. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chkenergy.com.

Directors’ Compensation

Currently, non-employee director compensation consists of (i) an annual retainer of $15,000, payable in quarterly installments of $3,750; (ii) $6,250 and $1,250 payable for each board meeting attended in person and telephonically, respectively, not to exceed $45,000 per year for board meetings attended; and (iii) a quarterly grant of stock options to purchase 11,250 shares of our common stock. Nonqualified stock options are granted under the Company’s 2002 Non-Employee Director Stock Option Plan on the first business day of each calendar quarter, have a term of ten years, are granted at an exercise price equal to the market price on the date of grant and are fully exercisable upon grant.

During 2003, each non-employee director received cash compensation of $43,750, comprised of an annual retainer of $15,000 and meeting fees of $28,750. In addition, during 2003, non-employee directors received nonqualified stock options to purchase a total of 42,500 shares of our common stock at exercise prices equal to the market price on the dates of grant. Directors were also reimbursed for travel and other expenses.

Directors are eligible to defer all, or a portion, of their annual retainers and/or meeting fees through the Chesapeake Energy Corporation Deferred Compensation Plan on a tax-favored basis.

Under the Company’s 2003 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service. In 2003, Governor Keating was awarded 10,000 shares of common stock under this plan in connection with his appointment as a director.

Audit Committee Report

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Audit Committee.

The full text of the Audit Committee’s charter, as revised in December 2003, is included as Exhibit A to this proxy statement and is available on the Company’s website at www.chkenergy.com.

The Committee has discussed and reviewed with management the audited financial statements of the Company for the year ended December 31, 2003. The Committee has also discussed with our independent auditing firm, PricewaterhouseCoopers LLP, the matters required by Statements on Auditing Standards Nos. 61 and 90, Communication with Audit Committees. The Committee has received and reviewed the written disclosures from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, regarding the firm’s independence. We have discussed with PricewaterhouseCoopers LLP its independence and considered the compatibility of non-audit services rendered by PricewaterhouseCoopers LLP with its independence. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its 2003 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Breene M. Kerr, Chairman

Charles T. Maxwell

Frank Keating

Report of the Compensation Committee on Executive Compensation

Our Philosophy.    We are responsible for establishing the Company’s compensation policies and monitoring the implementation of the Company’s compensation system. Our objective is to develop an executive compensation system that is competitive with the Company’s peers and encourages both short-term and long-term performance aligned with shareholders’ interests.

Our Objectives.    In establishing executive compensation, our objective is to attract, retain and motivate executive officers and key employees with the competence, knowledge and experience to promote the growth and profitability of the Company. We consider the following to be key factors in our determination of executive compensation:

•	Compensation should be related to performance. We believe that individual compensation should be tied to individual performance and to how well the Company performs financially and operationally.

•	Compensation should be closely aligned with shareholder interests. We provide employees at all levels with various ways to become shareholders. We grant stock options or restricted stock to all employees through our stock compensation plans and allow employees to invest in Company stock through our 401(k) plans. In addition, the individual employment agreements of our executive officers establish stock ownership requirements for each officer ranging from 10,000 shares to such number of shares having a value equal to not less than 500% of annual base salary and bonuses. We want all employees to think and act like owners of the business.

•	Compensation should be competitive. We must be conscious of the compensation practices of our peers and new trends in the executive compensation arena.

•	Fixed and incentive compensation should be properly proportioned. We believe that the proportion of an individual’s total compensation that varies with individual and Company performance should increase as the individual’s business responsibilities increase.

•	Compensation should be individually and subjectively evaluated. Individual circumstances and performance should be evaluated independently for each executive officer.

•	Compensation should be re-evaluated frequently. Currently, we review executive compensation semi-annually and make adjustments as we deem appropriate.

Components of Our Compensation System

Base Salary.    The executive officers’ base salaries are reviewed and set semi-annually for each individual at levels commensurate with our peer group. The actual amount of each executive’s base salary reflects and is adjusted on a subjective basis for such factors as leadership, commitment, attitude, motivational effect, level of responsibility, prior performance of the Company and the individual’s contribution to that performance. During 2003, the Company’s common stock price increased by 75% while our executive officers’ base salaries increased on average by 15%.

Cash Bonuses.    We believe that cash bonuses should be paid to the executive officers based on a subjective evaluation of the performance of the Company and the individual. The Company’s financial and operating performance measurements are based on reserves, production, net income, cash flow, successful drilling results, competitive finding and operating costs, general and administrative costs, asset acquisitions and divestitures, risk management activities and common stock price performance. Individual performance factors include leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. In connection with the cash bonuses awarded in 2003 the Committee considered the Company’s strong financial and operational results, continued low operating cost structure and management’s successful execution of the Company’s acquisition program, drilling program and risk management strategies while continuing to build on the Company’s high-quality asset base. During 2003, the company’s common stock price increased by 75% while our executive officers’ cash bonuses increased on average by 37%.

Stock-Based Compensation.    Stock options from stock option plans historically have been granted to all employees based on a subjective determination and assessment of the performance factors utilized for cash bonus awards. Stock options granted to executive officers are issued at the market price of the Company’s common stock on the date of issuance and typically vest over a period of four years. Consequently, we believe stock-based compensation provides strong incentives for long-term financial performance that increases shareholder value while rewarding and retaining executive officers. Stock options issued to executive officers in 2003 were consistent with the Company’s strong financial and operational results. In 2004, the Company began making restricted stock awards to executive officers in place of stock option grants. Similar to previously granted stock options, the shares of restricted stock vest over a period of four years. This change results in fewer shares of restricted stock being issued when compared to the number of stock options traditionally granted, while achieving the same objectives.

Policy on Deductibility of Compensation.    Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the Company’s four other most highly compensated executive officers, unless certain requirements are met. We presently intend that most compensation paid to executive officers will meet the requirements for deductibility under Section 162(m). However, we may award compensation which is not deductible under Section 162(m) if we believe that such awards would be in the best interest of the Company and its shareholders.

Compensation of Chief Executive Officer.    The compensation of our chief executive officer, who is the principal executive officer of the Company, is determined in the same manner as the compensation for other executive officers of the Company. The cash bonuses and options granted to our CEO were based on the subjective evaluation of the Company’s growth and profitability, the contributions of our CEO to that growth and the compensation paid to other chief executive officers in the Company’s peer group. We determined that the increase in overall compensation for the CEO during 2003 was appropriate given the Company’s strong performance in 2003, especially the Company’s common stock price increase of 75% and the compounded annual growth rate of the common stock over the past five and ten years of 73% and 29%, respectively. Our chief executive officer and chief operating officer have been compensated on an equal basis since their founding of the Company, and we anticipate that such practice will continue in the future. Our CEO and COO have similar positions of executive responsibility with managerial control over different areas of the Company. The CEO is responsible for the financial and administrative functions of the Company while the COO is responsible for the Company’s oil and gas operations.

Members of the Compensation Committee:

Frederick B. Whittemore, Chairman

Charles T. Maxwell

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company. Messrs. Whittemore and Kerr serve on the Committee and each is independent, as determined by the Board in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board, is posted on the Company’s website at www.chkenergy.com.

The Committee periodically assesses, and advises the Board, whether the current size of the Board is sufficient to function effectively as a body, assesses the current Board mix and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is challenging to identify highly qualified candidates who are willing to serve on public company boards. Therefore, the Committee believes it is essential to continuously and actively identify and evaluate candidates, on an informal basis, that would potentially be willing to serve as a director on the Board at some future time. The Committee may also use its network of contacts, or it may engage, as it deems appropriate, a professional search firm to identify potential candidates. In addition, the Committee will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, it reviews and evaluates both incumbent and potential new directors in light of the following:

•	experience in business, government, education, technology or public interests

•	high-level managerial experience in large organizations

•	breadth of knowledge regarding the Company’s business or industry

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government, policy, finance or law

•	moral character and integrity

•	commitment to shareholders’ interests

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies

•	ability to apply sound and independent business judgment

•	ability to provide insights and practical advice based on experience and expertise

•	ability to read and understand financial statements

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, the Committee will recommend to the Board the nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, the Committee will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

In accordance with the Company’s bylaws, the Committee will consider candidates recommended by a shareholder of record provided such shareholder follows the procedure set forth below. Recommendations complying with the following requirements will receive the same consideration that the Committee’s candidates receive, in accordance with the procedures set forth above.

•	The shareholder must deliver a written notice to the Company’s Secretary recommending a potential director nominee for the Committee’s consideration. Such notice must be delivered to the Company not less than 120 days prior to the meeting of shareholders;

•	The shareholder’s notice must set forth:

a.	All information relating to the proposed nominee that is required to be disclosed in a proxy statement soliciting proxies for the election of directors, pursuant to Regulation 14A of the Securities Exchange Act of 1934

b.	The nominee’s written consent to being named as a nominee and to serving as a director if elected

c.	A statement in support of the nominee indicating why the person should be nominated for election to the Board

d.	The name and address of and number and class of shares of stock beneficially owned by the shareholder giving the notice

Members of the Nominating and Corporate Governance Committee:

Frederick B. Whittemore, Chairman

Breene M. Kerr

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Messrs. McClendon and Ward, the following are also executive officers of the Company.

Marcus C. Rowland, 51, was appointed Executive Vice President in 1998 and has been the Company’s Chief Financial Officer since 1993. He served as Senior Vice President from 1997 to 1998 and as Vice President—Finance from 1993 until 1997. From 1990 until his association with the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

Martha A. Burger, 51, has served as Treasurer since 1995 and as Senior Vice President—Human Resources since March 2000. She was the Company’s Vice President—Human Resources from 1998 until March 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from November 1999 until July 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Michael A. Johnson, 38, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since March 2000. He served as Vice President of Accounting and Financial Reporting from March 1998 to March 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he served as audit manager for Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Other Officers

Steven C. Dixon, 45, has been Senior Vice President—Production since 1995 and served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

Henry J. Hood, 43, was appointed Senior Vice President—Land and Legal in 1997 and served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. Mr. Hood was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Douglas J. Jacobson, 50, has served as Senior Vice President—Acquisitions and Divestitures since August 1999. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 until August 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

James C. Johnson, 46, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation, since January 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas Association of Oklahoma and graduated from the University of Oklahoma in 1980.

J. Mark Lester, 51, has been Senior Vice President—Exploration since 1995 and served as Vice President—Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 with a B.S. in Engineering Geology and in 1977 with an M.S. in Geophysics.

Stephen W. Miller, 47, has served as Senior Vice President—Drilling since September 2001. He served as Vice President—Drilling from 1996 to September 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Thomas S. Price, Jr., 52, has served as Senior Vice President—Investor and Government Relations since April 2003. He was Senior Vice President—Corporate Development from 2000 to 2003, Vice President—

Corporate Development from 1992 to 2000 and a consultant to the Company during the prior three years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is a member of the board of directors of the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association, and a member of the National Investor Relations Institute. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

Thomas L. Winton, 57, has served as Senior Vice President—Information Technology and Chief Information Officer since 1998. From 1985 until his association with the Company, Mr. Winton served as the Director, Information Services Department, at Union Pacific Resources Company. Prior to that period Mr. Winton held the positions of Regional Manager—Information Services from 1984 until 1985 and Manager—Technical Applications Planning and Development from 1980 until 1984 with UPRC. Mr. Winton also served as an analyst and supervisor in the Operations Research Division, Conoco Inc., from 1973 until 1980. Mr. Winton graduated from Oklahoma Christian University in 1969, Creighton University in 1973 and the University of Houston in 1980. Mr. Winton also completed the Tuck Executive Program, Amos Tuck School of Business, Dartmouth College in 1987.

SECURITY OWNERSHIP OF MANAGEMENT

AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the Record Date and the persons named below have sole voting and/or investment power with respect to such shares.

	Common Stock
Beneficial Owner	Outstanding Shares		Share Equivalents		Total Ownership		Percent of Class
Tom L. Ward(1)(2) 6100 North Western Avenue Oklahoma City, OK 73118	10,290,447	(a)	6,853,743	(b)	17,144,190		6.89%

Aubrey K. McClendon(1)(2) 6100 North Western Avenue Oklahoma City, OK 73118	11,310,488	(c)	4,329,185	(d)	15,639,673		6.35%

FMR Corp. 82 Devonshire Street Boston, MA 02109	8,941,180		3,318,383	(e)	12,259,563	(e)	5.07%

Frederick B. Whittemore(1)	716,700	(f)	988,750	(g)	1,705,450		(3)

Shannon T. Self(1)	196,742	(h)	283,750	(i)	480,492		(3)

Breene M. Kerr(1)	224,750	(j)	42,500	(i)	267,250		(3)

Charles T. Maxwell(1)	15,000	(k)	70,000	(i)	85,000		(3)

Frank A. Keating(l)	10,000		45,000	(i)	55,000		(3)

Martha A. Burger(2)	29,556	(l)	247,465	(i)	277,021		(3)

Marcus C. Rowland(2)	50,423	(l)	10,000	(i)	60,423		(3)

Michael A. Johnson(2)	36,694	(l)	6,250	(i)	42,944		(3)

All directors and executive officers as a group	22,880,800		12,126,643		35,007,443		13.98%

(1)	Director

(2)	Executive officer

(3)	Less than 1%

(a)	Includes (i) 1,563,510 shares held by TLW Investments, Inc., an Oklahoma corporation of which Mr. Ward is sole shareholder and chief executive; (ii) 21,435 shares held by Mr. Ward’s immediate family sharing the same household; and (iii) 45,801 shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan. Excluded are shares beneficially owned by Mr. McClendon which may be attributed to Mr. Ward based on a jointly filed Schedule 13D. Mr. Ward disclaims such ownership.

(b)	Includes (i) 5,005,103 shares of common stock which can be acquired on the Record Date or within 60 days thereafter through the exercise of stock options; (ii) 1,543,830 shares of common stock issuable upon conversion of 237,750 shares of our 6.75% convertible preferred stock; and (iii) 304,810 shares of common stock issuable upon conversion of 50,000 shares of our 5.0% convertible preferred stock.

(c)	Includes 13,560 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner and, 93,901 shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan. Excluded are the shares beneficially owned by Mr. Ward which may be attributed to Mr. McClendon based on a jointly filed Schedule 13D. Mr. McClendon disclaims such ownership.

(d)	Includes (i) 2,480,545 shares of common stock which can be acquired on the Record Date or within 60 days thereafter through the exercise of stock options; (ii) 1,543,830 shares of common stock issuable upon conversion of 237,750 shares of our 6.75% convertible preferred stock; and (iii) 304,810 shares of common stock issuable upon conversion of 50,000 shares of our 5.0% convertible preferred stock.

(e)	This information is as of December 31, 2003, as reported in a Schedule 13G filed jointly by FMR Corp., Fidelity Management & Research Company, Fidelity Management Trust Company, Edward C. Johnson 3d and Abigail P. Johnson on February 17, 2004. Share equivalents consist of 1,863,635 shares of common stock issuable upon conversion of 287,000 shares of 6.75% convertible preferred stock and 1,454,748 shares of common stock issuable upon conversion of 299,300 shares of 6% convertible preferred stock. The Schedule 13G reports sole power to vote 863,075 shares, sole power to dispose of or to direct the disposition of all shares and no shared voting or disposition power.

(f)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.

(g)	Includes 238,750 shares of common stock which can be acquired through the exercise of stock options and options to purchase 750,000 shares of our common stock owned by Messrs. Ward and McClendon issued to Mr. Whittemore (394,688 shares from Mr. McClendon and 355,312 shares from Mr. Ward).

(h)	Includes 108,242 shares held by Pearson Street Limited Partnership, an Oklahoma limited partnership of which Mr. Self is general partner and the remaining partner is Mr. Self’s spouse.

(i)	Represents shares of common stock which can be acquired through the exercise of stock options on the Record Date or within 60 days thereafter.

(j)	Includes 101,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.

(k)	Includes 15,000 shares held by the Maxwell Family Living Trust.

(l)	Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Martha A. Burger, 19,496 shares; Marcus C. Rowland, 22,915 shares; and Michael A. Johnson, 18,427 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the years ended December 31, 2003, 2002 and 2001 the compensation earned in each period by (i) our chief executive officer and (ii) the four other most highly compensated executive officers.

		Annual Compensation							Securities Underlying Options (# of Shares)(b)	All Other Compensation(c)
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation(a)
Aubrey K. McClendon Chairman of the Board and Chief Executive Officer	2003 2002 2001	$ $ $	737,500 650,000 537,500	$ $ $	877,500 686,000 575,000	$ $ $	209,579 192,972 199,158		1,375,000 860,000 1,600,000	$ $ $	243,015 52,687 11,180

Tom L. Ward President and Chief Operating Officer	2003 2002 2001	$ $ $	737,500 650,000 537,000	$ $ $	877,500 686,000 575,000	$ $ $	209,637 180,310 174,614		1,375,000 860,000 1,600,000	$ $ $	243,015 52,687 11,180

Marcus C. Rowland Executive Vice President— Finance and Chief Financial Officer	2003 2002 2001	$ $ $	362,500 320,000 282,500	$ $ $	387,000 291,000 215,000		(d (d (d	) ) )	160,000 100,000 175,000	$ $ $	113,247 23,931 14,270

Martha A. Burger Treasurer and Senior Vice President—Human Resources	2003 2002 2001	$ $ $	287,500 245,000 200,000	$ $ $	236,500 151,000 90,000		(d (d (d	) ) )	85,000 45,000 85,000	$ $ $	80,875 17,681 14,756

Michael A. Johnson Senior Vice President— Accounting, Controller and Chief Accounting Officer	2003 2002 2001	$ $ $	217,500 185,000 170,000	$ $ $	157,500 111,000 65,000		(d (d (d	) ) )	65,000 35,000 55,000	$ $ $	56,549 16,652 11,130

(a)	Includes the cost of personal benefits provided by the Company, including for 2003, 2002 and 2001, respectively, personal accounting support ($106,347, $89,740 and $73,926 for Mr. McClendon and $106,385, $89,774 and $73,949 for Mr. Ward) and travel allowances ($75,000, $75,000 and $100,000 for Mr. McClendon and $75,000, $62,284 and $75,413 for Mr. Ward).

(b)	No awards of restricted stock or payments under long-term incentive plans were made by the Company to any of the named executives in any period covered by the table.

(c)	Represents our matching contributions to the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan and the Chesapeake Energy Corporation 401(k) Make-Up Plan and premiums paid by the Company for term life insurance. In 2003, such amounts were $13,000, $228,875 and $1,140 for each of Messrs. McClendon and Ward; $16,000, $94,625 and $2,622 for Mr. Rowland; $17,250, $61,125 and $2,500 for Ms. Burger; and $15,000, $40,875 and $674 for Mr. Johnson, respectively.

(d)	Perquisites and other personal benefits, securities or property did not exceed the lesser of $50,000 or 10% of the executive officer’s salary and bonus during the year.

Stock Options Granted During 2003

The following table sets forth information concerning options to purchase our common stock granted during 2003 to the executive officers named in the Summary Compensation Table. Amounts represent stock options granted under the Company’s 1994, 1996, 2000, 2001 and 2002 stock option plans and include incentive and nonqualified stock options. One-fourth of the number of shares represented by each option grant becomes exercisable on each of the first four grant date anniversaries. The exercise price of each option represents the market price of the common stock on the date of grant. The respective plans provide for appropriate adjustments in the number of shares and option price in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company. Upon the Company’s dissolution or a business combination of the Company with another corporation, if the options are not assumed by the acquirer, all outstanding options become automatically vested and are fully exercisable immediately prior to the transaction.

	Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term(a)
Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in 2003		Exercise Price Per Share		Expiration Date	5%		10%

Aubrey K. McClendon	750,000 625,000	10.80 9.00	% %	$ $	7.80 10.08	01/08/13 06/24/13	$ $	3,679,034 3,962,036	$ $	9,323,393 10,040,578

Tom L. Ward	750,000 625,000	10.80 9.00	% %	$ $	7.80 10.08	01/08/13 06/24/13	$ $	3,679,034 3,962,036	$ $	9,323,393 10,040,578

Marcus C. Rowland	85,000 75,000	1.22 1.08	% %	$ $	7.80 10.08	01/08/13 06/24/13	$ $	416,957 475,444	$ $	1,056,651 1,204,869

Martha A. Burger	45,000 40,000	0.64 0.58	% %	$ $	7.80 10.08	01/08/13 06/24/13	$ $	220,742 253,570	$ $	559,404 642,597

Michael A. Johnson	30,000 35,000	0.43 0.50	% %	$ $	7.80 10.08	01/08/13 06/24/13	$ $	147,161 221,874	$ $	372,996 562,272

(a)	The assumed annual rates of stock price appreciation of 5% and 10% are set by the Securities and Exchange Commission and are not intended as a forecast of possible future appreciation in stock prices.

Aggregated Option Exercises in 2003 and December 31, 2003 Option Values

The following table sets forth information about options exercised by the named executive officers during 2003 and the unexercised options to purchase common stock held by them at December 31, 2003.

	Shares Acquired On Exercise		Value Realized(a)	Number of Securities Underlying Unexercised Options at 12/31/03		Value of Unexercised In-the-Money Options at 12/31/03(b)
Name				Exercisable	Unexercisable	Exercisable	Unexercisable

Aubrey K. McClendon	994,607	(c)	$8,530,419	1,977,500	3,313,750	$16,257,450	$22,634,163

Tom L. Ward	—		$—	4,772,058	3,313,750	$50,095,500	$22,634,163

Marcus C. Rowland	197,500		$930,200	22,500	351,250	$168,075	$2,282,100

Martha A. Burger	4,100		$49,282	219,715	188,750	$2,239,514	$1,261,375

Michael A. Johnson	80,977		$538,922	2,500	135,000	$18,675	$873,788

(a)	Represents amounts determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on the exercise date.

(b)

At December 31, 2003, the closing price of a share of our common stock on the New York Stock Exchange was $13.58. “In-the-money options” are stock options with respect to which the market value of the underlying shares of common stock exceeded the exercise price at December 31, 2003. The values shown were determined by subtracting the aggregate exercise price of such options from the aggregate market value of the underlying shares of common stock on December 31, 2003.

(c)	Mr. McClendon continues to hold the shares acquired upon exercise as part of his common stock holdings.

Employment Agreements

We have employment agreements with Messrs. McClendon and Ward, each of which provides, among other things, for an annual base salary of not less than $800,000, bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for stock equity awards under the Company’s stock compensation plans and benefits (including an automobile allowance), personal use of company-owned aircraft, club membership and personal accounting support. Each agreement has a term of five years commencing January 1, 2004, which term is automatically extended for one additional year on each January 31 unless the Company provides 30 days prior notice of non-extension or the parties otherwise terminate the agreement. In addition, for each calendar year during which the employment agreements are in effect, Messrs. McClendon and Ward each agree to hold shares of the Company’s common stock having an aggregate investment value equal to 500% of his annual base salary and bonus.

Under the employment agreements, Messrs. McClendon and Ward are permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar quarter during the term of the agreement and continuing five years after termination of employment without cause or following a change in control. In order to participate, at least 30 days prior to the beginning of a calendar quarter the executive must notify the members of the Compensation Committee whether the executive elects to participate and, if so, the percentage working interest the executive will take in each well spudded by or on behalf of the Company during such quarter. The participation election by each of Messrs. McClendon and Ward may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after elections by Messrs. McClendon and Ward to participate would be reduced to below 12.5%. Once an executive elects to participate, the percentage cannot be adjusted during the calendar quarter without the prior written consent of the Compensation Committee. No such adjustment has ever been requested or granted. For each well in which the executive participates, the Company bills to the executive an amount equal to the executive’s participation percentage multiplied by the drilling and operating costs incurred in drilling the well, together with leasehold costs in an amount determined by the Company to approximate what third parties pay, on average, for similar leasehold across the Company’s operating areas. Payment is due for such costs promptly upon receipt of an invoice. The executive also receives a proportionate share of revenue from the well, less certain charges by the Company for marketing the oil and natural gas production.

The agreements permit Messrs. McClendon and Ward to continue to conduct oil and gas activities individually or through their affiliates, but only to the extent such activities are conducted on oil and gas leases or interests they owned, or had the right to acquire as of July 1, 2001, or acquired from the Company pursuant to their employment or other agreements. Messrs. McClendon and Ward have participated in all wells drilled by the Company since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000.

The Company has an employment agreement with Mr. Rowland that is in effect through September 30, 2006. It provides for an annual base salary of not less than $375,000. Mr. Rowland’s employment agreement requires him to hold not less than 25,000 shares of the Company’s common stock throughout the term of the agreement. Mr. Rowland’s agreement provides for bonuses at the discretion of the Compensation Committee of the Board of Directors and eligibility for stock options and benefits, including an automobile allowance and club membership. Mr. Rowland’s employment agreement permits him to continue to conduct oil and gas activities individually and through various related or family-owned entities, but prohibits him from acquiring, attempting to acquire or aiding another person in acquiring an interest in oil and gas exploration, development or production activities other than certain permitted activities without the Company’s approval.

The Company also has employment agreements with Mr. Johnson and Ms. Burger in effect through September 30, 2006, with minimum annual base salaries of $230,000 for Mr. Johnson and $300,000 for Ms. Burger. Each agreement provides that the executive officer is eligible for bonuses, stock options and other benefits. The agreements require each executive to acquire and continue to hold at least 10,000 shares of the Company’s common stock.

The Company may terminate any of the employment agreements with its executive officers at any time without cause; however, upon such termination Messrs. McClendon and Ward are entitled to continue to receive base compensation (defined as salary equal to the executive’s base salary on the date of termination plus annual bonus compensation equal to the bonus compensation received by the executive during the twelve month period preceding the termination date) and benefits for the balance of the contract term. Messrs. Rowland and Johnson and Ms. Burger are entitled to continue to receive base salary (defined as salary equal to the executive’s base salary on the date of termination) and benefits for 180 days. Each of the employment agreements for Messrs. McClendon and Ward further provides that if, during the term of the agreement, there is a change of control and within three years thereafter (a) the agreement expires; (b) the agreement is not extended and the executive resigns within one year after the nonextension; (c) the executive is terminated other than for cause, death or incapacity; (d) the executive resigns as a result of (i) a change in his duties or title, (ii) a reduction in his compensation, (iii) a required relocation more than 25 miles from his then current place of employment, or (iv) a default by the Company under the agreement; (e) the agreement has not been assumed by any successor to or parent of the Company; or (f) the executive has agreed to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns, then the executive officer will be entitled to a severance payment in an amount equal to five times his base compensation, plus five times the value of his benefits provided during the preceding twelve months, plus a grossup amount to be paid with respect to any excise or income taxes or penalties imposed on the severance payment. Change of control is defined in these agreements to include:

(1)	a person acquiring beneficial ownership of 20% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists,

(2)	a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”),

(3)	the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 20% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, or (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement, and

(4)	the approval by the shareholders of a complete liquidation or dissolution of the Company.

The employment agreements for Messrs. Rowland and Johnson, and Ms. Burger further provide that if, during the term of the agreement, there is a change of control, then the executive officer will be entitled to a severance payment in an amount equal to 200% of the sum of (i) the executive officer’s base salary as of the date of the change of control and (ii) annual bonus compensation paid to the executive during the twelve month period immediately prior to the change of control. The right to such compensation is subject to the executive officer’s continued compliance with the terms of the employment agreement. Change of control is defined in these agreements as defined in Messrs. McClendon and Ward agreements.

Performance Data

The following graph compares the performance of our common stock to the S&P 500 Stock Index and to a group of peer companies selected by the Company for the past five years. The graph assumes the investment of $100 on December 31, 1998 and the reinvestment of all dividends. The graph shows the value of the investment at the end of each year.

(a)	The peer group is comprised of Anadarko Petroleum Corporation, Apache Corporation, Burlington Resources, Inc., Cabot Oil & Gas Corporation, XTO Energy, Inc., Devon Energy Corporation, EOG Resources, Inc., Forest Oil Corporation, Kerr-McGee Corporation, Newfield Exploration Company, Noble Energy, Inc., Pioneer Natural Resources Company, Pogo Producing Co., Vintage Petroleum, Inc., and Westport Resources Corporation. Ocean Energy, Inc. is not included in the peer group due to its acquisition by Devon Energy Corporation in 2003.

The following table compares the performance of our common stock to the S&P 500 Stock Index and to the peer group for the past ten years. The data assume an investment of $100 on December 31, 1993 and the reinvestment of all dividends. The table shows the value of the investment at the end of each year.

Measurement Date	Chesapeake Energy Corporation	Peer Group	S&P 500 Stock Index
December 31, 1993	$100	$100	$100
December 31, 1994	$663	$92	$101
December 31, 1995	$2,099	$117	$139
December 31, 1996	$5,268	$151	$171
December 31, 1997	$1,442	$136	$229
December 31, 1998	$180	$98	$294
December 31, 1999	$457	$113	$356
December 31, 2000	$1,946	$206	$323
December 31, 2001	$1,271	$160	$285
December 31, 2002	$1,500	$167	$222
December 31, 2003	$2,667	$209	$286

CAGR (compounded annual growth rate)	38.9%	7.7%	11.1%

Certain Transactions and Relationships

Legal Counsel.    Shannon T. Self, a director of the Company, is a shareholder in the law firm Commercial Law Group, P.C. (“CLG”). CLG acts as special counsel to the Company on an ongoing basis with respect to general corporate matters, corporate structure, mergers and acquisitions, bank credit facilities, indenture maintenance and other special projects. CLG has advised the Company that it provides these legal services to the Company on the same terms as it provides services to clients not related to the Company. For services rendered by CLG, the Company pays all amounts for fees and expenses to CLG and not to Mr. Self. The Company uses multiple law firms and believes that the legal services provided by CLG and the rates charged for such services are competitive with the services and rates provided to the Company by other law firms. During 2003, we paid $2,123,000 to CLG for legal services.

Oil and Gas Operations.    Messrs. McClendon and Ward, our CEO and COO, participate in substantially all of our oil and gas wells as described above under “Employment Agreements.” The Company bills Messrs. McClendon and Ward for their share of drilling, completion, equipping and operating costs monthly at the same time it bills other joint working interest owners. From January 1, 2003 to December 31, 2003, the Company billed Mr. McClendon $22,439,907 and Mr. Ward $22,442,920, and during the first quarter of 2004, the Company billed Mr. McClendon $7,290,349 and Mr. Ward $7,292,395 for such costs. Messrs. McClendon and Ward paid each invoice promptly upon receipt. There was no amount owing by either of them for joint interest billing invoices at January 1, 2003 or at any month-end in 2003 or the first quarter of 2004.

Securities Issuances.    In 2003 and 2004, Messrs. McClendon and Ward each purchased the Company’s common stock and preferred stock, as indicated below, at the same price and subject to the same terms and conditions as such stock was purchased by the public or investors in conjunction with public and private offerings of the Company’s common and preferred stock:

	Date of Purchase	Shares Purchased			Price Per Share	Amount Invested
Executive Officer		Common	5.0% Convertible Preferred	4.125% Convertible Preferred
Aubrey K. McClendon	March 5, 2003	123,457	—	—	$8.10	$1,000,000
Tom L. Ward	March 5, 2003	123,457	—	—	$8.10	$1,000,000
Aubrey K. McClendon	November 18, 2003	—	50,000	—	$100.00	$5,000,000
Tom L. Ward	November 18, 2003	—	50,000	—	$100.00	$5,000,000
Aubrey K. McClendon	January 14, 2004	370,096	—	—	$13.51	$5,000,000
Tom L. Ward	January 14, 2004	370,096	—	—	$13.51	$5,000,000
Aubrey K. McClendon	March 30, 2004	—	—	10,000	$1,000.00	$10,000,000
Tom L. Ward	March 30, 2004	—	—	10,000	$1,000.00	$10,000,000

Other Relationships.    Mr. Ward’s brother, Ronnie D. Ward, has served as the Company’s Northern Mid-Continent Land Manager since 1994. He was paid an aggregate salary and bonus of $244,000 in 2003.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993 and has been retained for 2004. Representatives of PricewaterhouseCoopers LLP are expected to attend the Meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP in 2003 and 2002 were:

	2003	2002
Audit	$814,000	$530,000
Audit-Related	25,000	16,000
Tax	103,000	182,000
All Other	1,000	—

Total	$943,000	$728,000

Audit Fees

Fees for the 2003 audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC in 2003, were $814,000, of which $346,000 related to the annual audit, $50,000 related to interim reviews, $9,000 related to consultations on financial accounting and reporting matters in connection with the annual audit, and $409,000 related to services provided in connection with our issuance of senior notes, preferred stock and common stock. Fees for the 2002 audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC, were $530,000, of which $305,000 related to the annual audit, $41,000 related to interim reviews, and $184,000 related to services provided in connection with our issuance of senior notes and common stock.

Audit-Related Fees

Fees for the audit of employee benefit plans in 2003 and 2002 were $18,000 and $16,000, respectively. Additionally, audit-related fees in 2003 included $7,000 for assistance with and documentation of the Company’s internal control over financial reporting.

Tax Fees

Aggregate fees billed for tax-related services in 2003 were $103,000. Of this amount, $77,000 related to tax consulting services and $26,000 related to the review of our internally prepared tax returns. Aggregate fees billed for tax-related services in 2002 were $182,000. Of this amount, $126,000 related to tax consulting services and $56,000 related to the review of our internally prepared tax returns.

All Other Fees

In 2003, PricewaterhouseCoopers LLP provided the Company with an accounting research information service for a fee of $1,000. There were no fees for other services in 2002.

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditor prior to the engagement of the independent auditor with respect to such services. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services on an annual basis. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

SHAREHOLDER PROPOSALS

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for our 2005 annual meeting, a shareholder’s proposal must be received not later than December 27, 2004 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Secretary.

In addition, the Bylaws provide that in order for business to be brought before a shareholders’ meeting by a shareholder, the shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder’s name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

Our annual meeting of shareholders is generally held on the first Friday of June. Assuming that our 2005 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting between March 5, 2005 and April 4, 2005. The chairman of the meeting may refuse to allow the transaction of any business not made in compliance with the foregoing procedures or other requirements of rules under the Securities Exchange Act of 1934.

OTHER MATTERS

Our management does not know of any matters to be presented at the Meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the Meeting, the persons named in the enclosed proxy intend to vote the proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Secretary

April 26, 2004

Exhibit A

CHESAPEAKE ENERGY CORPORATION

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

As Amended December 12, 2003

1.    Purpose

The purpose of the audit committee is to assist the Board of Directors (the “Board”) in overseeing (a) the integrity of the Corporation’s financial statements, (b) the Corporation’s compliance with legal and regulatory requirements, (c) the independent auditor’s qualifications and independence, and (d) the performance of the Corporation’s internal auditors and independent auditor. In so doing, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors and the financial management of the Corporation.

2.    Composition

The audit committee will consist of three or more directors as selected by the Board, each of whom will meet the independence requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), the rules and regulations of the SEC and the independence requirements established by the Board. All members of the committee will have a working familiarity with basic finance and accounting practices and will be “financially literate” as such qualification is interpreted by the Board in its business judgment. At least one member of the committee must have accounting or related financial management expertise, as such qualification is interpreted by the Board in its business judgment, and may be designated by the Board as an “audit committee financial expert” as defined by the SEC. Members of the committee will not simultaneously serve on the audit committees of more than two other public companies.

The committee will have the authority to retain independent legal, accounting or other advisors, as it deems necessary. The Corporation will provide for appropriate funding, as determined by the committee, for payment of compensation to such advisors and to the independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation and for payment of ordinary administrative expenses of the committee that are necessary or appropriate in carrying out its duties. The members of the audit committee will be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. Audit committee members may be removed and/or replaced by the Board.

3.    Meetings

The audit committee will meet as frequently as circumstances dictate. The committee should meet at least annually with management, internal auditors (or other personnel responsible for the internal audit function) and the independent accountants in separate executive session to discuss any matters that the committee or one of these groups believes should be discussed privately.

4.    Outside Auditors

The committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. The independent auditor shall report directly to the committee.

In order to ensure that the independent auditor is independent, at least annually the independent auditor will submit to the committee a formal written statement delineating all relationships between the auditor, the

Corporation and the management of the Corporation. The committee will review and discuss with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and, if necessary, make recommendations to the Board regarding any actions to be taken to ensure the independence of the Corporation’s independent auditor. The committee will review and evaluate the lead partner of the independent auditor team, will ensure the rotation of the independent audit team as required by law and periodically consider whether a policy regarding the periodic rotation of independent audit firms is necessary. The committee will set hiring policies for employees or former employees of the independent auditor.

The committee will pre-approve all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Corporation by the independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the committee prior to the completion of the audit. Alternatively, the engagement of the independent auditor may be entered into pursuant to pre-approval policies and procedures established by the committee, provided that the policies and procedures are detailed as to the particular services and the committee is informed of each service. The committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full audit committee at its next scheduled meeting.

5.    Responsibilities

The audit committee believes its policies and procedures should remain flexible in order to react more effectively to changing conditions and to ensure that the corporate accounting and reporting practices of the Corporation are in accordance with all requirements and are of the highest quality. In carrying out these responsibilities, the audit committee will:

•	Meet with the independent auditors and financial management of the Corporation to review the scope, planning and staffing of the audit for the current year and review the audit procedures to be utilized.

•	At the conclusion of each audit: (a) review the audit with the independent auditors, including any comments or recommendations of the independent auditors; (b) consider discussing with the national office of the independent auditors material issues on which the national office was consulted by the Corporation’s independent auditors; (c) review any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise); and (d) review any management or internal control letter issued, or proposed to be issued, by the independent auditors to the Corporation.

•	Review with the independent auditors, the Corporation’s financial personnel and the Corporation’s accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Corporation, and elicit any recommendations for the improvement of such internal control procedures or particular functions where new or more detailed controls or procedures are desirable.

•	Review and discuss with management and the independent auditors the annual audited financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommend to the Board whether the audited financial statements should be included in the Corporation’s Form 10-K.

•

Review an analysis prepared by management and the independent auditors of significant reporting issues and judgments made in connection with the preparation of the Corporation’s financial statements. Among the items to be addressed are significant changes in the Corporation’s selection or application of accounting principles, major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies, the effects of alternative GAAP methods on the Corporation’s financial statements, any transactions as to which management obtained Statement on Auditing Standards No. 50 letters, and the effect of regulatory and accounting initiatives on the Corporation’s financial statements.

•	Obtain, review and discuss reports from the independent auditor, prior to the filing of audited financial statements with the SEC, regarding (a) all critical accounting policies and practices to be used; (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditor; and (c) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

•	Discuss with management the Corporation’s earnings press releases, including the use of pro forma information or non-GAAP financial measures, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

•	Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed is the independent auditor’s evaluation of the Corporation’s financial and accounting personnel, together with the cooperation that the independent auditor received during the course of the audit. If determined by the committee to be appropriate under the circumstances then existing, the committee or the committee’s designated representative may meet or talk with the Corporation’s investment bankers and financial analysts who follow the Corporation.

•	Review with management and the independent auditor the Corporation’s quarterly financial statements and a draft of its Form 10-Q prior to the filing of the Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

•	Discuss with management (a) the Corporation’s major financial risk exposures and the steps management has taken to monitor and control those exposures and (b) the guidelines and policies to govern the process by which risk assessment and risk management is undertaken.

•	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

•	Obtain and review a report from the independent auditor at least annually regarding: (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality control review or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and (c) any steps taken to deal with any such issues.

•	Report regularly to the Board. Submit the minutes of all committee meetings to, or review the matters discussed at each committee meeting with, the Board.

•	As determined by the committee, investigate material matters brought to the committee’s attention within the scope of its duties. The committee will have the power to retain outside counsel for this purpose if, in its judgment, that is appropriate. Review with management and the independent auditor any published reports, correspondence with regulators or governmental agencies, or any employee complaints which raise material issues regarding the Corporation’s financial statements or SEC reporting.

•	Periodically assess any matter related to the financial matters of the Corporation and make policy recommendations to the Board which include actions and related disclosures of insider and affiliated party transactions, the scope of non-audit work to be allowed to be performed by the Corporation’s independent auditor, together with hiring policies of the Corporation related to senior management of the Corporation’s independent auditor, and qualification of the independent auditor.

•	Obtain reports from management, internal auditing personnel and the independent auditor regarding compliance with applicable laws and regulations and with the Corporation’s Code of Business Conduct and Ethics. Discuss with the Corporation’s general counsel any legal, compliance or regulatory issues that could have a material effect on the Corporation’s financial statements or compliance policies.

•	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act, which requires the independent auditor, if it detects or becomes aware of any illegal act, to assure that the audit committee is adequately informed and to provide a report if the independent auditor has reached specified conclusions with respect to such illegal acts, has not been implicated.

•	Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Review the significant reports to management prepared by the internal audit staff and related management responses. The committee will provide primary oversight of the internal audit function and will periodically review with management and the independent auditors the responsibilities, budget, staffing and scope of the internal audit function.

•	Review disclosures made to the committee by the CEO and CFO during their certification process for the Form 10-K and Form 10-Q regarding any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Corporation’s ability to record, process, summarize and report financial information and any fraud involving management or other employees who have a significant role in the Corporation’s internal control over financial reporting.

•	Prepare the report required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

•	Evaluate the performance and effectiveness of the committee annually and report the results of such evaluation to the Board.

•	At least annually the committee will review, assess and update this charter.

PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

June 4, 2004

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon and Tom L. Ward, or either of them, with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on Friday, June 4, 2004, at 10:00 a.m., local time, and at any adjournment thereof, as follows:

1. Election of Directors	☐ FOR election of all nominees listed below:	☐ WITHHOLD AUTHORITY to vote for all nominees
Frank A. Keating, Tom L. Ward and Frederick B. Whittemore

(INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided below.)

Unless otherwise directed, this proxy will be voted for all nominees listed.

2.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock;	FOR	AGAINST	ABSTAIN
		☐	☐	☐

3.	To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of preferred stock; and	FOR	AGAINST	ABSTAIN
		☐	☐	☐

4.	In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) of Shareholder(s)

Date                         , 2004

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.